UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Tyree B. Miller
   1 Bank One Plaza
Mail Code IL1-0892
   IL, Chicago 60670-0892
2. Issuer Name and Ticker or Trading Symbol
   BANK ONE CORPORATION (ONE)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   4/25/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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
Common Stock        |4/25/ |      |M   | |2990              |A  |33.43      |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |4/25/ |      |F   | |2846              |D  |35.13      |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |4/25/ |      |M   | |9700              |A  |26.44      |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |4/25/ |      |F   | |8334              |D  |35.13      |43786              |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |      |      |    | |                  |   |           |7726               |I     |401(k)                     |
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Common Stock        |      |      |    | |                  |   |           |1500               |I     |Rollover IRA               |
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Common Stock        |      |      |    | |                  |   |           |900                |I     |SEP IRA                    |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
___________________________________________________________________________________________________________________________________|
Employee Stoc|$26.44  |4/25/ 2|      |M   | |9700       |D  |     |02/15|Common Stock|9700   |       |2090        |D  |            |
k Option (rig|        |003    |      |    | |           |   |     |/2020|            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stoc|35.13   |4/25/ 2|      |A   | |7301       |A  |10/25|2/15/|Common Stock|7301   |       |7301        |D  |            |
k Option (rig|        |003    |      |    | |           |   |/03  |20   |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stoc|$33.43  |4/25/ 2|      |M   | |2990       |D  |     |05/03|Common Stock|2990   |       |0           |D  |            |
k Option (rig|        |003    |      |    | |           |   |     |/2003|            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
SIGNATURE OF REPORTING PERSON
Tyree B. Miller
TYREE B. MILLER                                             By:  Laurence
Goldman, Attorney-In-Fact